UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2024

AZZURRO SOLUTIONS CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-239589	98-1511882
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4965 MacArthur Court, 11th Floor Newport Beach, CA 92660
(Address of Principal Executive Offices)

(949) 289-6789

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

Effective February 15, 2024, Hanna Selyska, the previous majority shareholder of Azzurro Solutions Corp. (the “Company”), entered into a stock purchase agreement for the sale of 3,000,000 shares of Common Stock of the Company to five accredited investors, Lin Hsueh-Ching, Hsu Yu-Hsueh, Liu Pei-Ying, Yeh Yu-Ju and Yeh Hsin-Min, each of whom is a citizen of Taiwan (the “Control Group”).  As a result of the acquisition, the Control Group holds approximately 74% of the issued and outstanding shares of Common Stock of the Company, and as such it is able to unilaterally control the election of our board of directors, all matters upon which shareholder approval is required and, ultimately, the direction of our Company.

Also effective February 13, 2024, the previous sole officer and director of the company, Hanna Selyska, resigned her positions with the Company.  Upon such resignations, Jian-Meng Yang was appointed as Chief Executive Officer, Treasurer and Secretary, and Director of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosures set forth in Item 5.01 above are incorporated by reference into this Item 5.02(a).

The business background descriptions of the newly appointed officers and directors are as follows:

Officer and Director – Jian-Meng Yang

Mr. Yang has served as the General Manager of MicroIP Corp. in Taiwan for over five years.  Mr. Yang graduated from National Tsing Hua University in Hsinchu Taiwan and University of Southern California in Los Angeles.  He further received a doctoral degree (phD) in Electrical and Computer Engineering from New York University.

Item 8.01 Other Events.

Change in Address of Company

On February 15, 2024, the Company’s location and the location of the Company’s books and records has changed from V Osikách, 24, Dolni Mecholupy, Prague, Czech Republic 10900 to 4965 MacArthur Court, 11th Floor, Newport Beach, CA 92660.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZZURRO SOLUTIONS CORP.

Date: February 21, 2024	By:	/s/ Jian-Meng Yang
Name: Jian-Meng Yang
Title: CEO

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